Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value of US$0.00001 per share, of Nuzee, Inc., a Nevada Corporation, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 6, 2024.

Yumei Liu

5/6/2024
Date

/s/ Yumei Liu
Signature

Yumei Liu/Individual
Name/Title

Future science and Technology Co. Ltd

5/6/2024
Date

/s/ Tong Sun
Signature

Tong Sun/Director
Name/Title